CONFIDENTIAL

Amendment No. 1 to Administration, Bookkeeping and Pricing Services Agreement

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of November 11, 2020:

Term	Means
“Existing Agreement”	The Administration, Bookkeeping and Pricing Services Agreement between ALPS and the Trust dated December 2, 2019
“ALPS”	ALPS Fund Services, Inc.
“Trust”	RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.		RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

By:	/s/ Michael Sleightholme	By:	/s/ Marcus Collins

Name:	Michael Sleightholme	Name:	Marcus Collins

Title:	Authorized Representative	Title:	Secretary and Chief Compliance Officer

Schedule A to this Amendment

Amendments

Effective as of November 11, 2020, the Existing Agreement is amended as follows:

1.	The ALPS contact information included in Section 24 of the Existing Agreement is deleted in its entirety and replaced with the following:

If to ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attn: General Counsel

Email: notices@sscinc.com

2.	Appendix B is replaced in its entirety with the new Appendix B attached hereto and incorporated by reference herein.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

APPENDIX B

COMPENSATION

Fund Administration, Fund Accounting, Legal, & Tax Administration Services:

[REMOVED]

Out-of-Pocket Expenses:

Fund shall be responsible for security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, bank loan sub-accounting fees, Blue Sky permit processing fees and state registration fees, SSAE 18 control review reports, travel expenses to Board meetings and on-site reviews, typesetting, printing, filing and mailing fees (including additional fees or surcharges related to expedited typesetting, printing, filing and mailing events), FINRA advertising/filing fees (including additional ALPS fees for expedited reviews), registered representative state licensing fees, fulfillment costs, confirmations and investor statements, postage, statement paper, IRA custodial fees, NSCC interface fees, wire fees and other bank charges, E*Delivery services, customized programming/enhancements, enhanced reporting activities and other expenses incurred in connection with the performance of ALPS duties under its Agreement with the Fund and administrative handling fees attributable to management of such expenses. For expenses of a third party from which the Administrator receives services as part of an existing ALPS relationship or agreement, the Fund may be billed the amount attributable to the services it received, calculated before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable). ALPS shall endeavor to provide advance notice of a change of data provider that is an affiliate of ALPS, including the proposed associated fees.

Market and reference data, including pricing, valuation, security master, corporate action and related data provided through or by ALPS or an affiliate will be billed to Fund at standard rates. If Fund requests that ALPS use the market and reference data licensed by Fund in connection with the Services, then ALPS shall charge a set-up fee of $3,000 and a monthly maintenance fee of $250 for each such supplier of such market or reference data.

Notwithstanding the above paragraph, for all Data (as defined within Appendix C) provided in-connection to the provision of Report Mod. Services (as defined within Appendix C) from third party Data suppliers as part of an existing ALPS relationship or agreement, the Fund will be billed the amount attributable to the services it received, calculated before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable). All expenses in which a third party supplier does not have an established relationship with ALPS will be billed to the Fund as incurred.

Late Charges:

All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance to the extent permitted by law.